SECOND AMENDMENT

TO THE SUB-ADVISORY AGREEMENT FOR THE EQUINOX ASPECT CORE DIVERSIFIED

STRATEGY FUND

AMONG EQUINOX FUNDS TRUST

EQUINOX ASPECT CORE DIVERSIFIED STRATEGY FUND LIMITED

EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP

AND

ASPECT CAPITAL LIMITED

THIS SECOND AMENDMENT AGREEMENT shall be effective as of August 28, 2015 BY AND AMONG:

1.	EQUINOX FUNDS TRUST, a Delaware statutory trust (the “Trust”);

2.	EQUINOX ASPECT CORE DIVERSIFIED STRATEGY FUND LIMITED, a limited company organized under the laws of the Cayman Islands that is a wholly-owned and controlled subsidiary of the Fund (the “Subsidiary”),

3.	EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP, a limited partnership organized under the laws of the state of Delaware (the “Adviser”); and

4.

ASPECT CAPITAL LIMITED, a limited liability company incorporated and existing under the laws of England and Wales under registered number 03491169 and whose registered address is at 10 Portman Square, London WlH 6AZ, United Kingdom (“the Sub-Adviser”),

WHEREAS:

(A)	The parties entered into a sub-advisory agreement dated as of November 5, 2014 (the “Agreement”).

(B)	Effective August 14, 2015, the Advisor assumed advisory responsibilities and obligations for the Subsidiary and the Fund from Equinox Fund Management, LLC.

(C)

Each of the Trust, Subsidiary, the Adviser, the Sub-Adviser (the “Parties”) now wish to amend the Agreement as set out in this amendment agreement (the ‘“Amendment”) with effect as of December 22, 2016.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.	Except where the context otherwise requires, terms and expressions described in this Amendment shall bear the same meaning as those given to them in the Agreement.

2.	Schedule C of the Agreement shall be deleted and replaced with the Appendix to this Amendment.

3.

This Amendment is subject to and shall be construed and enforced in accordance with the laws applicable to the Agreement and the jurisdiction provisions of the Agreement shall apply equally to this Amendment.

4.	This Amendment may be executed (including by email) in one or more counterparts, each of which shall be deemed an original agreement and all of which shall constitute one and the same instrument.

5.	Except as expressly amended by this Amendment, the Parties hereby confirm that in all other respects the Agreement and the rights and obligations therein remain in full force and effect.

6.	Clause 28 of the Agreement shall be deemed to apply mutatis mutandis in this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the 10th day of May, 2017.

EQUINOX FUNDS TRUST

on behalf of the Equinox Aspect Core Diversified Strategy Fund

By: /s/ Robert Enck

Name:    Robert J. Enck

Title: Chairman

EQUINOX ASPECT CORE DIVERSIFIED FUND LIMITED

By: /s/ Emile R. Molineaux

Name:    Emile R. Molineaux

Title: Director

ASPECT CAPITAL LIMITED

By: /s/ Jonathan Greenwold

Name:    Jonathan Greenwold

Title: Director

EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP

By: /s/ Robert Enck

Name: Robert Enck

Title: President

APPENDIX SCHEDULEC

FEE SCHEDULE

I.

For the services to be provided to the Fund pursuant to the attached Sub-Advisory Agreement, the Adviser shall for the duration of this Agreement and notwithstanding any notice to terminate this Agreement given under Section 23 of the Agreement pay the Sub-Adviser an annual fee (the “Sub-Advisory Fee”), computed daily and payable monthly, at the Sub-Advisory Fee Rate. For any period less than a full month during which this Agreement is in effect, the Sub-Advisory Fee shall be prorated according to the proportion which such period bears to a full month.

2.	For purposes of calculating the Sub-Advisory Fee hereunder:

(a)            the “Sub-Advisory Fee Rate” shall mean an annual rate equal to the sum of (I) 0.975% of the Fund’s Net Assets in respect of the Sub-Advisor’s or the Sub-Advisor’s principals’ or affiliates’ direct or indirect investments in the Fund (“Sub-Advisor NAV”), plus (2) 0.65% of the average daily Net Assets of the Fund in excess of the Sub-Advisor NAV. For the avoidance of doubt, to the extent that any of the Sub-advisor’s investments in the Fund are submitted for redemption, the Sub-Advisory NAV shall be reduced accordingly; and

(b)            “Net Asset Value” shall mean the total assets of the Fund less total liabilities of the Fund, each determined on the basis of generally accepted accounting principles in the United States, consistently applied under the accrual method of accounting (“GAAP”) and in accordance with the valuation policy of the Trust.

3.	All Sub-Advisory Fees shall be paid in US dollars (“USD”).

4.

All Sub-Advisory Fees hereunder will be deemed to accrue daily and will be detailed in an email reconciliation (a “Fee Statement”) which the Adviser (or the Fund’s administrator) will provide to the Sub-Adviser within 7 business days of the end of each month. If the Sub-Adviser disagrees with a Fee Statement it will notify the Adviser to that effect within 7 days of the Sub-Adviser’s receipt of the Fee Statement (failing which notification the Sub-Adviser will be taken to have agreed with such Fee Statement) and the parties will use reasonable endeavors to reconcile any such disagreement as soon as practicable. The Adviser hereby agrees to make payment of the fees specified in each Fee Statement within 7 days of the Fee Statement being provided to the Sub-Adviser or, if the Sub-Adviser notifies the Adviser that the Sub-Adviser disagrees with the Fee Statement, within 7 days of the parties’ agreement of the Fee Statement.

5.

The parties agree that the investment advisory fee payable by the Fund to the Adviser shall be at the annual rate of 1.30% of the average daily Net Assets of the Fund, a portion of which is payable by the Adviser to the Sub-Adviser as per paragraphs 1-4 above.